UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2017

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: Beth A. Andrews, Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

As previously disclosed, including most recently on August 11, 2017 in its Quarterly Report on Form 10-Q (the “August 2017 10-Q”), the Motors Liquidation Company GUC Trust (the “GUC Trust”) is involved in litigation concerning purported economic losses, personal injuries and/or death suffered by certain lessees and owners of vehicles (such persons, “Potential Plaintiffs”) manufactured by General Motors Corporation prior to its sale of substantially all of its assets to NGMCO, Inc., n/k/a General Motors LLC (“New GM”). Certain of the Potential Plaintiffs have filed lawsuits against New GM, filed motions seeking authority from the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to file claims against the GUC Trust (the “Late Claims Motions”), or are members of a putative class covered by those actions.

As previously disclosed, including most recently in the August 2017 10-Q, the GUC Trust had been engaged in discussions with certain of the Potential Plaintiffs regarding a potential settlement of the Late Claims Motions and various related issues (the “Potential Plaintiff Settlement”), and that such discussions had meaningfully progressed. At no point did the GUC Trust execute an agreement that would comprise the Potential Plaintiff Settlement, and the GUC Trust believes that the terms, to the extent negotiated, in respect of any Potential Plaintiff Settlement were at no point binding on the parties. On August 16, 2017, counsel to certain of the Potential Plaintiffs delivered a letter to the Bankruptcy Court asserting that the Potential Plaintiff Settlement was binding on the GUC Trust. The GUC Trust believes that such claims are without merit and intends to vigorously defend against such assertions.

The GUC Trust has also been in discussions in recent days with New GM. On August 16, 2017, the GUC Trust and New GM filed a letter (the “August 16 Letter”) with the Bankruptcy Court announcing (i) that the GUC Trust was no longer pursuing the Potential Plaintiff Settlement, and (ii) that the GUC Trust and New GM had reached an agreement in principle (the “New GM Agreement”) with respect to the following terms (all of which are described in greater detail in the August 16 Letter):

•	New GM will reimburse the reasonable legal and expert fees of the GUC Trust incurred by it in connection with defending against the Late Claims Motions, opposing the proofs of claim that are the subject of the Late Claims Motions, any related appeals or litigation (including in the pending MDL proceeding before Judge Furman (the “MDL Proceeding”)), and the preparation, negotiation and prosecution of the New GM Agreement;

•	During the term of the New GM Agreement, the GUC Trust will refrain from seeking an order estimating the claims of the Potential Plaintiffs or settling the Late Claims Motions (or any underlying claims of the Potential Plaintiffs) until after the following have occurred: (a) a final and non-appealable order is entered adjudicating the Late Claim Motions; and (b) a final and non-appealable order is entered resolving all class certification issues involving claims relating to the consolidated class action complaint filed by the economic loss plaintiffs in the MDL Proceeding (the “Settlement Restriction”);

•	In the event that the GUC Trust is, following the resolution of the Term Loan Avoidance Action (as defined in the GUC Trust Agreement), in a position to make a distribution of Excess GUC Trust Distributable Assets (as defined in the GUC Trust Agreement) but for the continuing litigation related to the Late Claims Motions, then the GUC Trust and New GM will agree to engage in good faith discussions about whether New GM is willing to pay an appropriate rate of return and, if so, the amount of that rate of return for such delay in distributions as a result of such litigation.

•	In the event that an appropriate rate of return cannot promptly be agreed between the GUC Trust and New GM, the GUC Trust may terminate the New GM Agreement on thirty days written notice to New GM and the Settlement Restriction will be lifted.

While the foregoing terms have been agreed to in principle by the GUC Trust and New GM and have been approved by the Trust Monitor of the GUC Trust, the terms of the New GM Agreement remain subject to certain conditions which may or may not ever be satisfied, including the parties’ ability to reach definitive documentation and obtain the approval of the Bankruptcy Court. Whether the conditions precedent for the effectiveness of certain terms of the New GM Agreement will, at any point, be satisfied is uncertain and subject to numerous risks. Accordingly, holders of Units should carefully consider such uncertainty before making any decisions with respect to their investment in such units.

A copy of the August 16 Letter is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Letter to Bankruptcy Court

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2017

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ Beth A. Andrews
Name:	Beth A. Andrews
Title:	Vice President of Wilmington Trust Company

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter to Bankruptcy Court

5